Exhibit 99.1

IMPLANT SCIENCES RECEIVES LISTING DETERMINATION LETTER

WAKEFIELD, MA. February 6, 2009…Implant Sciences Corporation (NYSE Alternext US: IMX), a supplier of sophisticated systems and sensors for the homeland security market and related industries, today announced that on February 2, 2009, the Company received notice from the NYSE Alternext US, LLC (the “Exchange”) indicating that the Exchange intends to initiate proceedings to delist the Company’s common stock.  The Company has appealed this determination and requested an oral hearing before the Exchange’s listing qualifications panel. Pursuant to Exchange rules, the delisting proceeding will be stayed pending the outcome of our appeal subject to the Exchange’s ongoing review of our status.

Specifically, as previously disclosed, the Staff previously determined that the Company was not in compliance with Sections 1003(a)(i), (ii), (iii) and (iv) of the Exchange’s Company Guide.  In addition, the Exchange notified the Company that, pursuant to Section 1003(f)(v) of the Company Guide, the Exchange staff believes that a reverse stock split is appropriate in view of the fact that the Company’s common stock has been selling for a substantial period of time at a low price per share, and that the low selling price of the Company’s common stock over that period constituted an additional deficiency with respect to the Exchange’s continued listing requirements.

There is no assurance that the Company’s appeal will be successful. In the event that the Company’s common stock is delisted by the Exchange, the Company believes that the stock will be eligible to trade or be quoted on alternative markets.

About Implant Sciences

Implant Sciences develops, manufactures and sells sophisticated sensors and systems for the Security, Safety and Defense (SS&D) industries.  The Company has developed proprietary technologies used in its commercial portable and bench-top explosive trace detection systems which ship to a growing number of locations domestically and internationally.  For further details on the Company and its products, please visit the Company’s website at www.implantsciences.com.

Safe Harbor Statement

This press release contains certain “forward-looking statements,” as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are based on management’s current expectations and are subject to risks and uncertainties that could cause the Company’s actual results to differ materially from the forward-looking statements.  Such risks and uncertainties include, the Company’s ability to successfully appeal the Exchange’s determination and, if successful in its appeal, the ability to regain compliance with the NYSE Alternext US listing standards within prescribed timeframes; if the NYSE Alternext US delists our common stock, it may be extremely difficult to raise capital; and other risks and uncertainties described in the Company’s filings with the Securities and Exchange Commission, including its most recent Forms 10-K, 10-Q and 8-K.

For further information, you are encouraged to review Implant Sciences’ filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K, as amended, for the period ended June 30, 2008 and Quarterly Report on Form 10-Q for the period ended September 30, 2008.  The Company assumes no obligation to update the information contained in this press release.

For further information contact:

Implant Sciences Corporation
Glenn Bolduc, CEO
(978) 752-1700
gbolduc@implantsciences.com